Exhibit 23.3

Accounting and Tax

Business Solutions
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Financial Services

Technology Services	As independent public accountants, we hereby consent to the inclusion of our report, dated February 28, 2005, relating to the financial statements of Avicena Group, Inc., included in this Registration Statement on Form SB-2 and to the use of our name as it appears under the caption “Experts”. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

VITALE, CATURANO & COMPANY, LTD.

August 10, 2005 Boston, Massachusetts

Certified Public Accountants            An Independent Member of Baker Tilly International

80 City Square, Boston, Massachusetts 02129    617 • 912 • 9000    FX 617 • 912 • 9001    www.vitale.com